UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
October 16, 2006

STUDIO ONE MEDIA, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-10196	23-2517953
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7650 E. Evans Rd., Suite C
Scottsdale, Arizona 85260
(Address of principal executive offices) (Zip Code)

(480) 556-9303
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02  Termination of a Material Definitive Agreement.

On October 13, 2006, Studio One Media, Inc., entered into an agreement with a debt holder group pursuant to which it issued 137,500 shares of restricted common stock of the Registrant in extinguishment of $579,253 in short term debt and $284,885 in accrued interest. The debt was converted to equity at a per share conversion price of $6.28. This agreement, combined with the writeoff of $373,416 in payables in June 2006, reduces the Company’s debt by $1,237,554. The Company’s debt, following this conversion, is approximately $225,000.

The debt holder group is comprised of Russell H. Ritchie, Dale Riker, Cornerstone Wireless Communications, LLC, and Suntine Enterprises, LLC. The debt holder group had advanced funds to or on behalf of the Company prior to 2001. On April 30, 2003, the Company entered into a settlement agreement and release with the debt holder group (the “2003 Agreement”)(See Exhibit 10.5 to Form 10-KSB for year ended December 30, 2003).

The October 13, 2006 agreement between the Company and the debt holder group supersedes the 2003 agreement and constitutes an accord and satisfaction of all liabilities and obligations owing by the Company to the debt holder group.

Studio One Entertainment, Inc. is a Scottsdale, Arizona based company that is engaged in the design and manufacturing of a proprietary (patents pending), self contained interactive audio/video recording and conferencing studio designed for installation in shopping malls and other high traffic public areas. The Studio One™ Kiosk will enable the public, for a fee, to record their video and voice images in a portable state-of-the-art recording studio environment and enter their performances in music, modeling and other talent related contests.

In April 2006, the Registrant entered into an agreement to purchase 100% of Studio One Entertainment, Inc of Scottsdale, Arizona, in a one-for-one, stock-for-stock transaction. Studio One Entertainment, Inc. owns the proprietary audio/video recording and conferencing technologies, studio design and related concepts. The purchase is subject only to the delivery of an audit of Studio One Entertainment, Inc., which will be prepared by the audit firm of Moore & Associates CHTD.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STUDIO ONE MEDIA, INC.

Dated: October 16, 2006	By:	/s/ Preston J. Shea
Name: Preston J. Shea
Title: President